EXHIBIT 10.3


           TERMINATION AND CHANGE OF CONTROL AGREEMENT

1. This Termination and Change of Control Agreement ("Agreement") is entered into as of 10/06/99 between Gerald Sampson ("Mr.
Sampson" or the "Executive") and The Neiman Marcus Group, Inc.
("NMG").

2. Mr. Sampson is employed "at-will" as President, Neiman Marcus Stores, and Mr. Sampson or NMG may terminate Mr. Sampson's employment at any time, with or without notice, for any reason. Notwithstanding this at-will employment, NMG wishes to provide some protection to Mr. Sampson if the Executive's employment ends under certain circumstances.

3.   a.   While Mr. Sampson is employed at-will, if NMG terminates
     Mr. Sampson's employment other than "for cause" or other than due to "total disability" or death, NMG agrees to provide Mr. Sampson with a termination package consisting of (a) an amount equivalent to 1.5 times his then-current annual base salary, less required withholding, which amount would be paid over an 18-month period in regular, bi-weekly installments following such termination; and (b) continuation of the medical and dental insurance coverage in which he participates at the time of such termination (or as such coverage may be changed from time-to-time for employees generally) for 18 months or until he starts full-time employment, whichever is sooner. Mr. Sampson will be responsible for paying his portion of monthly premiums for the medical and dental insurance coverage at the same rate paid by active employees, and Mr. Sampson authorizes NMG to deduct such amounts from the payments it makes to him. For the purposes of determining whether or not NMG has terminated the Executive's employment, any material, adverse change in the terms and conditions of his employment, which change causes the Executive to resign his employment, will be deemed a termination.

     b. If Mr. Sampson's services are terminated by a successor to NMG other than "for cause" or other than due to "total disability" or death within two years of a change of control of NMG, as a change of control is defined in Appendix A, or if the Executive resigns his employment within two years of such a change of control because he is not permitted to continue in a position comparable in duties and responsibilities to that which he held before such a change of control, Mr. Sampson shall receive the termination package set forth in paragraph 3.a.

4. For the purposes of determining Mr. Sampson's eligibility for the termination package set forth in this Agreement:

     a. "For cause" means, in NMG's reasonable judgment, a breach of duty by Mr. Sampson in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), or moral turpitude, repeated insubordination, failure to devote his full working time and best efforts to the performance of his duties, or conviction of a felony or other serious criminal offense. Provided that, with respect to insubordination or devotion of his working time, Mr. Sampson has been provided prior written notice of the problem and afforded a reasonable opportunity to correct same.

     b. "Total Disability" means that, in NMG's reasonable judgment, Mr. Sampson is unable to perform his duties for (a) 80% or more of the normal working days during six consecutive calendar months or (b) 50% or more of the normal working days during twelve consecutive calendar months.

     c. "Change of Control" has the meaning set forth in Appendix A.

5. Payment by NMG of the termination package set forth in paragraph 3 constitutes full satisfaction of NMG's obligations to Mr. Sampson, if any, (including the right to any severance payments) which arise from or relate in any way to the termination of Mr. Sampson's employment. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance pay) that Mr. Sampson may have under the applicable provisions of any benefit plan in which Mr. Sampson is participating at the time of his termination of employment or resignation.

6. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

7. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the termination of Mr. Sampson's at-will employment and the subject matter of the Agreement. This Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, change amendment, modification or discharge is sought.

8. The validity, performance and enforceability of this Agreement will be determined and governed by the laws of the Massachusetts without regard to its conflict of laws principles.

                                   The Neiman Marcus Group, Inc.



By:  s/ Gerald Sampson             By: s/ Gerald T. Hughes
Mr. Gerald Sampson



                           Appendix A


A Change of Control will occur for purposes of this Agreement:

     (i) upon the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, the acquiring entity or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion such shareholders held the voting securities of the company immediately prior to the merger or consolidation;

     (ii) if any person or group (as used in section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 40% of (a) the shares of the Company's Class B Common Stock then outstanding or (b) the total voting power (other than in the election of directors) of all securities of the Company then outstanding; or

     (iii) if, during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than death or disability) to constitute at least a majority thereof; or

     (iv) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly-owned subsidiary.



Date:     November 17, 1999
To:       Gerald Sampson
From:     Gerald T. Hughes
Subject:  SERP Benefit


As we discussed today, the Compensation Committee of The Neiman
Marcus Group Board of Directors approved an enhanced SERP benefit for you.

The Committee has agreed that if NMG terminates your employment other than for cause or if you resign your employment under circumstances entitling you to payments under your Termination and Change of Control Agreement (e.g., material adverse change in responsibilities) before you reach age 65, NMG will determine your pension benefit using 20/13 x years of service with NMG as your credited service.

Further, should your employment be terminated other than for cause or you resign following a material adverse change in responsibilities or you resign because you are not permitted to continue in an position comparable in duties and responsibilities, within 24 months of a Change of Control of NMG, NMG will determine your pension benefit using 20/13 x years of service with NMG as your credited service.

One other note related to a Change of Control: The Compensation Committee approved accelerated vesting of unvested stock options and accelerated lapsing of restrictions on restricted stock (both time-lapse and performance accelerated) upon a Change of Control of NMG. Eric Geller will provide the precise terms of the acceleration to option/restricted stockholders.